Exhibit 99

NEWS RELEASE

Contact:    Leanne Kassab

Marketing Dept.

814-765-9621

FOR IMMEDIATE RELEASE

DEBORAH DICK PONTZER APPOINTED TO COUNTY NATIONAL BANK’S BOARD OF DIRECTORS

CLEARFIELD, PENNSYLVANIA–June 30, 2003

The CNB Financial Corporation today announced the appointment of Deborah Dick Pontzer of Ridgway, PA, to the Corporation’s Board of Directors and to the board of County National Bank.

Ms. Pontzer is the Director of Outreach Services for the University of Pittsburgh, Bradford Campus and has been employed by the University since 1999 and prior to that worked as a consultant for both the University and the Community Education Council. In her current position, she serves the University in numerous capacities. Ms. Pontzer supervises and manages the operations of the Adult Continuing Education office and the Allegheny Research and Development Center for small business and economic development and assesses the educational, workforce and economic development needs of the six-county region served by Pitt-Bradford.

As Manager of the Rural Outreach Initiative, Ms. Pontzer seeks funding opportunities for areas throughout northcentral and northwestern Pennsylvania that are underserved and economically disadvantaged. She is also the author and Project Director for three Link-to-Learn grants to expand access to information technology and associate degree programming to the communities of Coudersport, St. Marys and Warren.

Ms. Pontzer additionally supervises the workforce development activities including grant writing, industry and business outreach, and developing collaborative efforts with other postsecondary institutions, economic development agencies, the Local Workforce Investment Board, CareerLink and the regional Local Development District (LDD).

Deborah received her Bachelor of Arts in Latin American Studies from Mount Holyoke College, South Hadley, MA in 1982 prior to earning her Master of Business Administration with honors from the American Graduate School of International Management at the Thunderbird Campus, Glendale, AZ in 1988.

She serves on the Board of Trustees for the Elk Regional Health System and Dickinson Mental Health; is a board member of TriCounty Rails-to-Trails and a member of the Long-Range Planning Committee of The Stackpole-Hall Foundation; and is Treasurer of the Pennsylvania Rural Enterprise PAC with Congressman John Peterson, honorary Chairman.

Ms. Pontzer resides in Ridgway with her husband, David, and nine year old daughter, Hannah.

“We are extremely happy to welcome Deborah as a board member of the Corporation. Her representation of the Elk and McKean county region will make an important addition to County National Bank. This market area is growing more fundamental to the success of the bank, which is the primary subsidiary of CNB Financial Corporation, and Ms. Pontzer herself shares a common philosophy with the corporation – first, determine the needs of the communities in which we serve and then develop products and services to meet those needs,” stated Chairman of the Board, William R. Owens.

In regard to her appointment, Ms. Pontzer stated, “I am very impressed by the quality of people that I have met at CNB—their commitment to customer service and to products that meet the current marketplace demands make CNB a dynamic organization. I am pleased to accept the position on the Board of Directors of CNB Financial Corporation.”